AGREEMENT FOR SALE OF ASSETS

between

PeopleNet Corporation
a Delaware corporation

and

PeopleNet International Corporation
a Delaware corporation

____________________________

Dated as of March 21, 2002

____________________________

AGREEMENT FOR SALE OF ASSETS

This Agreement for Sale of Assets is made and entered into as of March 21, 2002, by and between PeopleNet Corporation, a Delaware corporation ("PC"), and PeopleNet International Corporation, a Delaware corporation ("PIC").

Recitals

The parties desire to enter into this Agreement pursuant to which, among other things, PeopleNet International Corporation shall acquire certain assets of PC, solely in exchange for common stock of PeopleNet International Corporation.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

1. Sale of Assets.

1.1 Sale of Assets. The Significant Shareholders (defined as the shareholders of PC who collectively owns at least the majority of shares of PC and who collectively has voting power to approve of this Agreement and the transactions contemplated hereby) and PC shall cause to be sold, assigned, transferred, conveyed and delivered, and PC hereby sells, assigns, transfers, conveys, and delivers to PeopleNet International Corporation, at the Closing (as defined below), good and valid title to the Assets (as defined below in Exhibit A), free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, "Assets" shall mean and include: (a) all Proprietary Assets and goodwill of PC (including the Proprietary Assets identified in Section 2.4 below; (b) all rights of PC under PC Contracts (including PC Contracts identified in Section 2.5 below; (c) all advertising and promotional materials possessed by PC; (d) all claims (including claims for past infringement of Proprietary Assets) and causes of action of PC against other Persons (regardless of whether or not such claims and causes of action have been asserted by PC), and (e) all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by PC (regardless of whether such rights are currently exercisable); all books, records, files and data of PC relating to the Assets.

1.2 Purchase Price.

As consideration for the sale of the Assets to PeopleNet International Corporation:

(a) At the Closing, PeopleNet International Corporation shall issue in the name of PC or its assignee 9,620,000 shares of the common stock of PeopleNet International Corporation ("PeopleNet International Corporation Common Stock") of which 2,000,000 shares shall be registered in an appropriate registration statement to be filed with the SEC within 6 months from the date of this Agreement.

(b) PeopleNet International Corporation shall assume none of the liabilities of PC.

1.3 Sales Taxes. PC shall bear and pay, and shall reimburse PeopleNet International Corporation and PeopleNet International Corporation's affiliates for, any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale of the Assets to PeopleNet International Corporation or in connection with any of the other transactions as contemplated hereby.

1.4 Allocation. The Purchase Price shall be allocated among the sellers of the Assets, which are the shareholders of PC as set forth on Exhibit B (as agreed upon by the parties). Each party shall report this transaction under the Code and State law. The parties acknowledge and agree that the allocation set forth on Exhibit B represents their good faith determination of the fair market value of the Assets. The allocation prescribed by Exhibit B shall be conclusive and binding upon the parties for all purposes, and no party shall file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation.

1.5 Closing.

(a) The closing of the sale of the Assets to PeopleNet International Corporation (the "Closing") shall take place at the offices of PeopleNet International Corporation, 100 Marine Parkway, Suite 325, Redwood Shores, California 94065, contemporaneously with the execution and delivery of this Agreement by the parties. For purposes of this Agreement, the "Closing Date" shall mean the date of this Agreement.

(b) At the Closing:

(i) PC shall execute and deliver to PeopleNet International Corporation such bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of PeopleNet International Corporation or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to PeopleNet International Corporation good and valid title to the Assets free and clear of any Encumbrances;

(ii) PeopleNet International Corporation shall execute and deliver 9,620,000 shares of PeopleNet International Corporation Common Stock to PC or its assignees; and

(iii) The Significant Shareholders and any shareholder of PC owning more than 5% of PC shall execute and deliver to PeopleNet International Corporation a Shareholder Representation Letter and Non-competition Agreement in the form of Exhibit C.

1.6 Further Action. If, at any time after the Closing Date, any further action is determined by PeopleNet International Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest PeopleNet International Corporation with full right, title and possession of and to all of the Assets and the Assumed Contracts, the officers and directors of PeopleNet International Corporation shall be fully authorized (in the name of PC and otherwise) to take such action.

2. Representations and Warranties of the Significant Shareholders and PC.

The Significant Shareholders and PC, jointly and severally, represent and warrant to and for the benefit of the Indemnitees, as follows:

2.1 Due Organization; No Subsidiaries; Etc. PC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and if is qualified as a foreign corporation in such states where the failure to be so qualified would have a material adverse effect on PC. PC does not have any subsidiaries, and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity. PC has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than "PeopleNet Corporation." The books of account, stock records, minute books and other records of PC are materially accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices.

2.2 Articles of Incorporation and Bylaws; Records. PC has delivered to PeopleNet International Corporation accurate and complete copies of: (a) the articles of incorporation and bylaws of PC, including all amendments thereto; (b) the stock records of PC; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the PC Shareholders, the board of directors of PC and all committees of the board of directors of PC. There have been no meetings or other proceedings of the PC Shareholders, the board of directors of PC or any committee of the board of directors of PC that are not fully reflected in such minutes or other records.

2.3 Title To Assets. PC owns, and has good and valid title to, all of the Assets. All of said assets are owned by PC free and clear of any Encumbrances.

2.4 Proprietary Assets

(a) Exhibit A sets forth, with respect to each Proprietary Asset owned by PC and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. With respect to each Proprietary Asset listed in Exhibit A, any and all information contained in any registration or application for each such Proprietary Asset is true and provided in good faith. Exhibit A also identifies and provides a brief description of each Proprietary Asset owned by PC to be sold to PeopleNet International Corporation. Exhibit A also identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations with respect to, each Proprietary Asset that is licensed or otherwise made available to PC by any Person (except for any Proprietary Asset that is licensed to PC under any third party software license or "shrink-wrap" license generally available to the public), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to PC. PC has good and valid title to all of PC Proprietary Assets identified or required to be identified in Exhibit A, free and clear of all Encumbrances, except for any lien for current taxes not yet due and payable. PC has not developed jointly with any other Person any PC Proprietary Asset that constitutes part of the Assets and with respect to which such other Person has any rights. There is no PC Contract pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any PC Proprietary Asset.

(b) PC has taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all PC Proprietary Assets. No current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any PC Proprietary Asset.

(c) All patents, trademarks, service marks and copyrights held by PC are valid, enforceable and subsisting, None of PC Proprietary Assets and no Proprietary Asset that is currently being developed by PC (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person. None of the products, systems, software, computer programs, source code, models, algorithms, formula, compounds, inventions, designs, technology, proprietary rights or intangible assets that is or has been designed, created, developed, assembled, manufactured or sold by PC is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person. PC has never received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of PC and the Significant Shareholders no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any PC Proprietary Asset. Each Proprietary Asset for which a patent application, provisional or non-provisional, has been filed with any Governmental Body has not been known or used by others in the country of filing and has not been patented or described in a printed publication in the country of filing or any foreign country before the invention of the Proprietary Asset by PC or by another inventor through which PC is claiming priority. As to any patent application filed in the U.S., the invention that is the subject of the patent has not been on sale in the United States more than 12 months before the invention of the Proprietary Asset by PC or by another inventor through which PC is claiming priority. PC is not aware nor should PC be aware of any bars to the granting of any patent application filed with any Governmental Body for any Proprietary Asset.

(d) The PC Proprietary Assets constitute all the Proprietary Assets necessary to enable PC to conduct its business in the manner in which such business has been and is being conducted. PC has not (i) licensed any of PC Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting or purporting to limit the ability of PC to exploit fully any PC Proprietary Assets or to transact business in any market or geographical area or with any Person.

(e) PC has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any PC Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any PC Source Code or the release from any escrow of any other PC Proprietary Asset.

(f) Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by PC to any Person contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

2.5 Contracts.

(a) PC has delivered to PeopleNet International Corporation accurate and complete copies of all Contracts identified in Exhibit A, including all amendments thereto. To the best of the knowledge of PC and each Significant Shareholder, each PC Contract is valid and in full force and effect.

(b) Except as set forth in Exhibit A: (i) to the best of the knowledge of PC and the Significant Shareholders, no Person has violated or breached, or declared or committed any default under, any PC Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any PC Contract, (B) give any Person the right to declare a default or exercise any remedy under any PC Contract, (C) give any Person the right to accelerate the maturity or performance of any PC Contract, or (D) give any Person the right to cancel, terminate or modify any PC Contract; (iii) PC has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any PC Contract; and (iv) PC has not waived any right under any PC Contract.

(c) To the best of the knowledge of PC and the Significant Shareholders, each Person against which PC has or may acquire any rights under any PC Contract is solvent and is able to satisfy all of such Person's current and future monetary obligations and other obligations and Liabilities thereunder.

(d) Except as set forth in Exhibit A, PC has never guaranteed or otherwise agreed to cause, insure or become liable for, and PC has never pledged any of the Assets to secure, the performance or payment of any obligation or other Liability of any other Person.

(e) The performance of PC Contracts will not result in any violation of or failure to comply with any Legal Requirement which, to the best of the knowledge of PC and each Significant Shareholder, is applicable to PC.

(f) No Person is renegotiating, or has the right under any PC Contract to renegotiate, any amount paid or payable to PC under any PC Contract or any other term or provision of any PC Contract.

(g) PC has no knowledge of any basis upon which any party to any PC Contract may object to (i) the assignment to PeopleNet International Corporation of any right under such PC Contract, or (ii) the delegation to or performance by PeopleNet International Corporation of any obligation under such PC Contract.

(h) The Contracts identified in Exhibit A collectively constitute all of the Contracts contemplated hereby to be transferred or assigned to PeopleNet International Corporation.

(i) Exhibit A identifies and provides an accurate and complete description of each proposed Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by PC.

2.6 Liabilities; Major Suppliers.

(a) PC is not now insolvent, and will not be rendered insolvent by any of the Transactions. As used in this section, "insolvent" means that the sum of the present fair saleable value of PC's assets does not and will not exceed its debts and other probable Liabilities.

(b) Immediately after giving effect to the consummation of the Transactions, (i) PC will be able to pay its Liabilities as they become due in the usual course of its business, (ii) PC will not have unreasonably small capital with which to conduct its present or proposed business, (iii) PC will have assets (calculated at fair market value) that exceed its Liabilities, and (iv) taking into account all pending and threatened litigation, final judgments against PC in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, PC will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of PC. The cash available to PC, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

2.7 Compliance with Legal Requirements. (a) PC is in full compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of the Assets; (b) PC has at all times been in full compliance with each Legal Requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of the Assets; (c) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by PC of, or a failure on the part of PC to comply with, any Legal Requirement; and (d) PC has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of PC to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. The Significant Shareholders and PC have delivered to PeopleNet International Corporation an accurate and complete copy of each report, study, survey or other document to which the Significant Shareholders or PC has access that addresses or otherwise relates to the compliance of PC with, or the applicability to PC of, any Legal Requirement. To the best of the knowledge of PC and the Significant Shareholders, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (i) may have an adverse effect on the ability of the Significant Shareholders or PC to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

2.8 Governmental Authorizations. There are no (a) Governmental Authorizations that are held by PC that relate to the Assets, or (b) Governmental Authorizations that, to the best of the knowledge of each of the Significant Shareholders and PC, are held by any employee of PC and relate to the Assets or are useful in connection with the business of PC. No Governmental Authorizations are necessary (i) to enable PC to conduct its business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted, and (ii) to permit PC to own and use the Assets in the manner in which they are currently owned and used and in the manner in which they are proposed to be owned and used.

2.9 Tax Matters.

(a) Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by PC has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by PC has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

(b) The Significant Shareholders and PC will deliver to PeopleNet International Corporation, if so requested, accurate and complete copies of all audit reports and similar documents (to which any Significant Shareholder or PC has access) relating to such Tax Returns.

(c) No claim or other Proceeding is pending or, to the best of the knowledge of PC and the Significant Shareholders, has been threatened against or with respect to PC in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses). PC has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code.

(d) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of PC that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.

2.10 Environmental Matters.

(a) PC is not liable or potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called "superfund" or "superlien" law or similar Legal Requirement, at or with respect to any site.

(b) PC has never received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. No Person has ever commenced or threatened to commence any contribution action or other Proceeding against PC in connection with any such actual, alleged, possible or potential Liability; and no event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to, or result in PC becoming subject to, any such Liability.

(c) PC has never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material (whether lawfully or unlawfully). PC has never permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully): (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by PC; (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by PC.

(d) All property that is owned by, leased to, controlled by or used by PC, and all surface water, groundwater, soil and air associated with or adjacent to such property: (i) is in clean and healthful condition; (ii) is free of any Hazardous Material and any harmful chemical or physical conditions; and (iii) is free of any environmental contamination of any nature.

2.11 Authority; Binding Nature Of Agreements.

(a) PC has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by PC of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of PC and its shareholders, board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of PC, enforceable against PC in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which PC is a party will constitute the legal, valid and binding obligation of PC and will be enforceable against PC in accordance with its terms.

(b) The affirmative vote of the holders of a majority of the shares of capital stock of PC outstanding on the record date for the Persons entitled to vote on the Transactions are the only votes of the holders of any class or series of PC's capital stock necessary to approve the Transactions contemplated hereby.

(c) Each of the Significant Shareholders has the absolute and unrestricted right, power and capacity to enter into and to perform his obligations under each of the Transactional Agreements to which he is or may become a party. This Agreement constitutes the legal, valid and binding obligation of each of the Significant Shareholders, enforceable against each of the Significant Shareholders in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which any of the Significant Shareholders is a party will constitute the legal, valid and binding obligation of such Significant Shareholder and will be enforceable against such Significant Shareholder in accordance with its terms.

2.12 Non-Contravention; Consents. Neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Significant Shareholders or PC, or any of the assets of PC, is subject;

(b) cause PeopleNet International Corporation or any affiliate of PeopleNet International Corporation to become subject to, or to become liable for the payment of, any Tax;

(c) cause any of the Assets to be reassessed or revalued by any taxing authority or other Governmental Body;

(d) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Assets or is held by PC or by any employee of PC;

(e) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract, except as would not have a material adverse effect on PC or PeopleNet International Corporation;

(f) give any Person the right to (i) declare a default or exercise any remedy under any Contract, (ii) accelerate the maturity or performance of any Contract, or (iii) cancel, terminate or modify any Contract; or

(g) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

Neither PC nor any Significant Shareholder was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

2.13 Brokers. Neither PC nor any Significant Shareholder has agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

2.14 The Significant Shareholders.

(a) No Significant Shareholder has ever (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against such Significant Shareholder, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of such Significant Shareholder's assets, (iv) admitted in writing such Significant Shareholder's inability to pay his or her debts as they become due, or (v) taken or been the subject of any action that may have an adverse effect on his ability to comply with or perform any of his covenants or obligations under any of the Transactional Agreements.

(b) No Significant Shareholder is subject to any Order or is bound by any Contract that may have an adverse effect on his ability to comply with or perform any of his or her covenants or obligations under any of the Transactional Agreements. There is no Proceeding pending, and no Person has threatened to commence any Proceeding, that may have an adverse effect on the ability of any Significant Shareholder to comply with or perform any of his covenants or obligations under any of the Transactional Agreements. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

2.15 Full Disclosure. None of the Transactional Agreements contains or will contain any untrue statement of fact; and none of the Transactional Agreements omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading. All of the information set forth in the Disclosure Schedule, and all other information regarding PC and its business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to PeopleNet International Corporation or any of PeopleNet International Corporation's Representatives by or on behalf of any Significant Shareholder or PC or by any Representative of any Significant Shareholder or of PC, is accurate and complete in all respects.

2.16 Proceedings; Orders. There is no pending Proceeding, and to the knowledge of PC and the Significant Shareholders, no Person has threatened to commence any Proceeding: (i) that involves PC or that otherwise relates to or might affect the business of PC or any of the Assets (whether or not PC is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. No Proceeding has ever been commenced by or against PC. There is no Order to which PC, or any of the assets owned or used by PC, is subject; and none of the Significant Shareholders or any other Related Party is subject to any Order that relates to PC's business or to any of the Assets. To the best of the knowledge of PC and the Significant Shareholders, no employee of PC is subject to any Order that may prohibit employee from engaging in or continuing any conduct, activity or practice relating to the business of PC. To the best of the knowledge of PC and the Significant Shareholders, there is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the ability of any Significant Shareholder or PC to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

3. Representations and Warranties of PeopleNet International Corporation.

PeopleNet International Corporation represents and warrants, to and for the benefit of PC, as follows:

3.1 Authority; Binding Nature Of Agreements. PeopleNet International Corporation has the absolute and unrestricted right, power and authority to enter into and perform its obligations under each of the Transactional Agreements to which it is or may become a party and the execution and delivery by PeopleNet International Corporation of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of PeopleNet International Corporation and its board of directors. This Agreement has been duly and validly authorized, executed and delivered by PeopleNet International Corporation and constitutes the legal, valid and binding obligation of PeopleNet International Corporation, enforceable against it in accordance with its terms. Upon the execution and delivery of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which PeopleNet International Corporation is a party will constitute the legal, valid and binding obligations of PeopleNet International Corporation, enforceable against PeopleNet International Corporation in accordance with their terms.

3.2 Capitalization. The authorized capital stock of PeopleNet International Corporation, immediately prior to the Closing, consists One hundred million share authorized (100,000,000) shares of which are Common Stock, of which two million ten thousand (2,010,000) shares are issued and outstanding and ten million (10,000,000) shares of which are Preferred Stock, none issue of which are issued and outstanding, five million three hundred ninety nine thousand and nine hundred ninety nine shares (5,399,999) of stock options, and no warrants, or rights, or agreements of any kind for the purchase or acquisition from PeopleNet International Corporation of any of its securities.

3.3 Organization. PeopleNet International Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified as a foreign corporation in such states where the failure to be so qualified would have a material adverse effect on PeopleNet International Corporation. PeopleNet International Corporation has all requisite corporate power and authority to own and operate its properties and assets.

3.4 Issuance of Shares. The shares of PeopleNet International Corporation Common Stock to be issued to PC pursuant to this Agreement have been duly authorized, and upon issuance in accordance with the terms of the Agreement, will be validly issued, outstanding, fully paid and nonassessable.

3.5 Compliance with Other Instruments. PeopleNet International Corporation is not in violation or default of any term of the Restated Articles or its Bylaws, or of any provision of any agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or, to its knowledge, any statute, rule or regulation applicable to PeopleNet International Corporation which would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. The execution, delivery, and performance of and compliance with this Agreement and the issuance and sale of PeopleNet International Corporation Common Stock pursuant hereto, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of PeopleNet International Corporation or the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to PeopleNet International Corporation, its business or operations or any of its assets or properties.

3.6 Offering Valid. Assuming the accuracy of the representations and warranties of PC and the PC Shareholders contained in the Shareholder Representation Letter, the offer, sale and issuance of the PeopleNet International Corporation Common Stock to be issued pursuant to this Agreement will be exempt from the registration requirements of the Securities Act of 1933, as amended.

4. Indemnification, Etc.

4.1 Survival Of Representations And Covenants.

(a) The representations, warranties, covenants and obligations of each party to this Agreement shall survive (without limitation): (i) the Closing and the assignment and transfer of the Assets to PeopleNet International Corporation; (ii) any sale or other disposition of any or all of the Assets by PeopleNet International Corporation; and (iii) the death or dissolution of any party to this Agreement. Subject to Section 4.1(c), all of said representations and warranties shall remain in full force and effect and shall survive for a period of one year, except those representations and warranties which under the governing laws and regulations shall expire upon the expiration of the applicable statute of limitation and (B) the representations and warranties set forth in Sections 2.4, 2.5 and 2.11, which shall survive for an unlimited amount of time; provided, however, that if any Indemnitee delivers a Claim Notice (as defined below) to any of PC and the Significant Shareholders during the applicable survival period set forth above, alleging the existence of a Breach of any of the representations and warranties made by PC or the Significant Shareholders and asserting a claim for recovery under Section 4.2 based on such Breach or alleged Breach, then, notwithstanding anything to the contrary contained in this Section 4.1(a), the claim asserted in such notice shall survive the end of the such survival period and remain in full force and effect until such time as each and every claim that is based directly or indirectly upon, or that relates directly or indirectly to, any Breach or alleged Breach of such representation or warranty is fully and finally resolved either by means of a written settlement agreement executed by the Significant Shareholders and PeopleNet International Corporation or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

(b) The representations, warranties, covenants and obligations of the Significant Shareholders and PC, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnitees or any of their Representatives.

(c) The limitations set forth in Section 4.1(a) shall not apply in the case of claims based upon intentional misrepresentation or fraud.

(d) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by the Significant Shareholders and PC in this Agreement. The information disclosed in any particular part of the Disclosure Schedule shall be deemed to relate to and qualify the representations and warranties contained in the corresponding paragraph of Section 2 of this Agreement as well as the other representations and warranties contained in Section 2 of this Agreement to the extent that the specific disclosure could be clearly interpreted to apply to any such representations and warranties.

4.2 Indemnification By The Significant Shareholders And PC. The Significant Shareholders and PC, jointly and severally, (except in the case of Section 2.5 as to which [PeopleNet International Corporation] shall not be jointly and severally liable with the other Significant Shareholders unless [PeopleNet International Corporation] had knowledge of such breach) shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(a) any Breach of any representation or warranty made by the Significant Shareholders or PC in this Agreement (without giving effect to any materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation) or any of the other Transactional Agreements;

(b) any Breach of any representation, warranty, statement, information or provision contained in the Disclosure Schedule or in any other document delivered or otherwise made available to PeopleNet International Corporation or any of its Representatives by or on behalf of any Significant Shareholder, PC or any Representative of any Significant Shareholder or of PC;

(c) any Breach of any covenant or obligation of any PC Shareholder or PC contained in any of the Transactional Agreements;

4.3 Exclusivity of Indemnification Remedies. With the exception of breaches of Section 2.4 and claims based upon intentional misrepresentation or fraud, the right of the Indemnitees to assert claims for indemnification and to receive indemnification pursuant to this Section 4 shall, after the Closing, be the Indemnitees' sole and exclusive remedy for monetary Damages with respect to any breach of the representations, warranties and covenants contained in this Agreement. The exercise by any Person of any of its rights under this Section 4 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any injunctive or other equitable right or remedy or relief that such Person may be entitled to exercise.

4.4 Defense Of Third Party Claims. For a period of two years from the date of this Agreement, in the event of the assertion or commencement by any Person of any claim or Proceeding (whether against PeopleNet International Corporation, against any other Indemnitee or against any other Person) with respect to which any of the Significant Shareholders or PC may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 4, PeopleNet International Corporation shall have the right, at its election, to require the Significant Shareholders to assume the defense of such claim or Proceeding at the sole expense of the Significant Shareholders and PC. If PeopleNet International Corporation so elects to require the Significant Shareholders to assume the defense of any such claim or Proceeding:

(a) the Significant Shareholders shall proceed to defend such claim or Proceeding in a diligent manner with counsel satisfactory to PeopleNet International Corporation;

(b) PeopleNet International Corporation shall make available to the Significant Shareholders any non-privileged documents and materials in the possession of PeopleNet International Corporation that may be necessary to the defense of such claim or Proceeding;

(c) the Significant Shareholders shall keep PeopleNet International Corporation informed of all material developments and events relating to such claim or Proceeding;

(d) PeopleNet International Corporation shall have the right to participate in the defense of such claim or Proceeding;

(e) the Significant Shareholders shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of PeopleNet International Corporation; and

(f) PeopleNet International Corporation may at any time (notwithstanding the prior designation of the Significant Shareholders to assume the defense of such claim or Proceeding) elect to assume the defense of such claim or Proceeding.

If PeopleNet International Corporation does not require the Significant Shareholders to assume the defense of any such claim or Proceeding (or if, after initially requiring the Significant Shareholders to assume such defense, PeopleNet International Corporation elects to assume such defense), PeopleNet International Corporation may proceed with the defense of such claim or Proceeding on its own. If PeopleNet International Corporation so proceeds with the defense of any such claim or Proceeding on its own:

(i) all expenses relating to the defense of such claim or Proceeding (whether or not incurred by PeopleNet International Corporation) shall be borne and paid exclusively by the Significant Shareholders and PC;

(ii) the Significant Shareholders and PC shall make available to PeopleNet International Corporation any documents and materials in the possession or control of either of the Significant Shareholders or PC that may be necessary to the defense of such claim or Proceeding;

(iii) PeopleNet International Corporation shall keep the Significant Shareholders informed of all material developments and events relating to such claim or Proceeding; and

(iv) PeopleNet International Corporation shall have the right to settle, adjust or compromise such claim or Proceeding without the consent of the Significant Shareholders.

4.5 Exercise Of Remedies By Indemnitees Other Than PeopleNet International Corporation. No Indemnitee (other than PeopleNet International Corporation or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless PeopleNet International Corporation (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

5. Certain Post-Closing Covenants.

5.1 Further Actions. From and after the Closing Date, the Significant Shareholders and PC shall cooperate with PeopleNet International Corporation and PeopleNet International Corporation's affiliates and Representatives, and shall execute and deliver such documents and take such other actions as PeopleNet International Corporation may reasonably request, for the purpose of evidencing the Transactions and putting PeopleNet International Corporation in possession and control of all of the Assets. Without limiting the generality of the foregoing, from and after the Closing Date, PC shall promptly remit to PeopleNet International Corporation any funds that are received by PC and that are included in, or that represent payment of receivables included in, the Assets. PC: (a) hereby irrevocably authorizes PeopleNet International Corporation, at all times on and after the Closing Date, to endorse in the name of PC any check or other instrument that is made payable to PC and that represents funds included in, or that represents the payment of any receivable included in, the Assets; and (b) hereby irrevocably nominates, constitutes and appoints PeopleNet International Corporation as the true and lawful attorney-in-fact of PC (with full power of substitution) effective as of the Closing Date, and hereby authorizes PeopleNet International Corporation, in the name of and on behalf of PC, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that PeopleNet International Corporation may deem appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Assets, (ii) defending or compromising any claim or Proceeding relating to any of the Assets, or (iii) otherwise carrying out or facilitating any of the Transactions. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of PC.

5.2 Publicity. Each Significant Shareholder and PC shall ensure that, on and at all times after the Closing Date: (a) no press release or other publicity concerning any of the Transactions is issued or otherwise disseminated by or on behalf of any Significant Shareholder or PC without PeopleNet International Corporation's prior written consent; (b) the Significant Shareholders and PC continue to keep the terms of this Agreement and the other Transactional Agreements strictly confidential; and (c) the Significant Shareholders and PC keep strictly confidential, and neither PC nor any Significant Shareholder uses or discloses to any other Person, any non-public document or other information that relates directly or indirectly to the Assets or to the business of PC, PeopleNet International Corporation or any affiliate of PeopleNet International Corporation.

6. Miscellaneous Provisions.

6.1 Joint And Several Liability. Each Significant Shareholder agrees that such Significant Shareholder shall be jointly and severally liable with the other Significant Shareholder and with PC for the due and timely compliance with and performance of each of the covenants and obligations of PC set forth in the Transactional Agreements. Each Significant Shareholder's obligations and liability under this Agreement and the other Transactional Agreements shall survive such Significant Shareholder's death or dissolution (and shall be binding upon such Significant Shareholder's personal representatives, executors, administrators, estate, heirs, successors and permitted assigns) and shall not be limited in any way by: (i) any failure on the part of PeopleNet International Corporation or any other Indemnitee to exercise any right or assert any claim against PC; (i) the dissolution or insolvency of, or the appointment of any receiver, conservator or liquidator for, or the commencement of any bankruptcy, reorganization, moratorium, arrangement or other proceeding by, against or with respect to, PC; (iii) any merger or consolidation of PC with or into any other Entity; or (iv) the sale or other disposition by such Significant Shareholder of any or all of such Significant Shareholder's shares of the stock of PC.

6.2 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

6.3 Fees and Expenses.

(a) The Significant Shareholders and PC shall bear and pay all fees, costs and expenses (including all legal, accounting, investment banker and other professional fees and expenses) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of the Significant Shareholders or PC in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by PeopleNet International Corporation and its Representatives with respect to the business of PC (and the furnishing of information to PeopleNet International Corporation and its Representatives in connection with such investigation and review); (iii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (v) the consummation and performance of the Transactions.

(b) Subject to the provisions of Section 4 (including the indemnification and other obligations of PC and the Significant Shareholders thereunder), PeopleNet International Corporation shall bear and pay all fees, costs and expenses (including all legal, accounting, investment banker and other professional fees and expenses) that have been incurred or that are in the future incurred by or on behalf of PeopleNet International Corporation in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by PeopleNet International Corporation and its Representatives with respect to the business of PC; (iii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and (iv) the consummation and performance of the Transactions.

6.4 Attorneys' Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

6.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to PeopleNet International Corporation:

100 Marine Parkway, suite 325
Redwood Shores, CA 94065
Attention: Anthony K. Chan, CEO
Fax: 650-802-8277

if to PeopleNet Corporation:

2001 Gateway Place, suite 270W
San Jose, CA 95110
Attention: Benedict Van, CEO
Fax: 408-392-9917

6.6 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

6.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

6.8 Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California. Each party to this Agreement:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the State of California) in connection with any such legal proceeding;

(ii) agrees that each state and federal court located in the County of Santa Clara, California shall be deemed to be a convenient forum; and

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) The Significant Shareholders and PC agree that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against the Significant Shareholders and PC in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

(d) Nothing in this Section 6.8 shall be deemed to limit or otherwise affect the right of any Indemnitee to commence any legal proceeding against the Significant Shareholders or PC in any forum or jurisdiction.

6.9 Successors And Assigns; Parties In Interest.

(a) This Agreement shall be binding upon: PC and its successors and assigns (if any); each Significant Shareholder and such Significant Shareholder's personal representatives, executors, administrators, estate, heirs, successors and assigns (if any); and PeopleNet International Corporation and its successors and assigns (if any). This Agreement shall inure to the benefit of: PC; the Significant Shareholders; PeopleNet International Corporation; the other Indemnitees (subject to Section 4.8); and the respective successors and permitted assigns (if any) of the foregoing.

(b) PeopleNet International Corporation may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 4), in whole or in part, to any other Person without obtaining the consent or approval of any other Person. Neither PC nor any Significant Shareholder shall be permitted to assign any of his or its rights or delegate any of his or its obligations under this Agreement without PeopleNet International Corporation's prior written consent.

(c) Except for the provisions of Section 4 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and permitted assigns (if any). Without limiting the generality of the foregoing, (i) no employee of PC shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of PC shall have any rights under this Agreement or any of the other Transactional Agreements.

6.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The Significant Shareholders and PC agree that: (a) in the event of any Breach or threatened Breach by any Significant Shareholder or PC of any covenant, obligation or other provision set forth in this Agreement, PeopleNet International Corporation shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and (b) neither PeopleNet International Corporation nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

6.11 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of PeopleNet International Corporation, PC and each Significant Shareholder.

6.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

6.14 Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

6.15 Knowledge. For purposes of this Agreement, a Person shall be deemed to have "knowledge" of a particular fact or other matter if any officer, director or employee of such Person has knowledge of such fact or other matter.

6.16 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

(d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

The parties to this Agreement have caused this Agreement to be executed and delivered as of March 21, 2002.

PeopleNet Corporation

By: /s/ Benedict Van
Name: Benedict Van
Title: Chief Executive Officer

PeopleNet International Corporation

By: /s/ Anthony K. Chan
Name: Anthony K. Chan
Title: Chief Executive Officer

Exhibit A

Included Assets and Contracts

Web-based Email

Enables secure, confidential communication, external mail retrieval and direct marketing
(Integrated address book w/multiple lists, POP3, IMAP, mail search, folders, and filtering)

Web Publishing/Homepage Builder

Allows users to express themselves in a communication context

Calendar

Enables users to schedule events/tasks, send reminders, and integrate events scheduled by other users

File Manager

Increases user productivity with web-based computing, storage, and access
(Private folder and notepad)

Member Center

Enables control and access on a communication-by-communication basis

Admin Panel

Multilingual & Theme Support

Lets users view Web tools in their preferred language

My Layout/Instant Messaging

Makes the user's Web experience more enjoyable and productive by letting them customize their online environment and utilize Instant Messaging features

Exhibit C

Shareholder Representation Letter

and

Non-competition Agreement

March 21, 2002

To:

PeopleNet International Corporation
100 Marine Parkway, Suite 325
Redwood Shores, CA 94065

I, the undersigned shareholder of PeopleNet Corporation ("PC") hereby represent that:

(a) I fully understand the terms and conditions of the Agreement for Sale of Assets ("the Agreement") executed between PC and PeopleNet International Corporation, and hereby pledges all of the voting power of my stock in PC in approval of the Agreement and the transactions contemplated thereby; and

(b) I fully understand the terms and conditions of the following Non-competition Agreement which I am executing in favor of and for the benefit of PeopleNet International Corporation, a Delaware corporation and the other "Indemnitees" (as hereinafter defined). Certain capitalized terms used in this Non-competition Agreement are defined in Section 20.

(c) I currently own a majority of the voting common stock (defined as more than 50% of the outstanding stock) of PC.

Recitals

A. Pursuant to the Agreement For Sale of Assets, dated as of March 21, 2002 among PC and PeopleNet International Corporation which will be entered into concurrently with this Non-Competition Agreement, PC will sell, and PeopleNet International Corporation will purchase, certain Assets of the PC as defined in Exhibit A. The shareholders of PC are to receive shares of common stock of Purchaser in exchange for the sale of the Assets of PC.

B. In connection with, and as a condition to, the transfer to Assets, and to enable PeopleNet International Corporation to secure fully the benefits of the Assets, the shareholders of PC are required to enter into this Non-competition Agreement, and PC is entering into this Non-competition Agreement, pertaining to the Assets as defined in Exhibit A, in order to induce PeopleNet International Corporation to consummate the purchase of the Assets.

Agreement

For good and valuable consideration, PC and the undersigned shareholder agree as follows:

    Restriction on Competition. PC and the undersigned shareholder agree that, during the Non-competition Period and on a worldwide basis, PC and the undersigned shareholder shall not, and shall not permit any of its Affiliates to:
      engage in Competition in any Restricted Territory; or
      be or become an officer, director, shareholder, owner, co-owner, Affiliate, partner, promoter, employee, agent, representative, designer, consultant, advisor, manager, licensor, sublicensor, licensee or sublicensee of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages in Competition in any Restricted Territory;

    provided, however, that PC and the undersigned shareholder may, without violating this Section 1, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition if (i) such shares are actively traded on an established national securities market in the United States, (ii) the number of shares of such corporation's capital stock that are owned beneficially by PC and the undersigned shareholder and the number of shares of such corporation's capital stock that are owned beneficially by the Company's Affiliates collectively represent less than one percent (1%) of the total number of shares of such corporation's capital stock outstanding, and (iii) neither the Company nor any Affiliate of the Company is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation.

    No Solicitation of Employees. PC and the undersigned shareholder agree that, during the Non-competition Period, PC and the undersigned shareholder shall not, and shall not permit any of its Affiliates to personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on PC and the undersigned shareholder's own behalf or on behalf of any other Person) any Specified Employee to leave his or her employment with PeopleNet International Corporation or its subsidiaries. For purposes of this Section 2, "Specified Employee" shall mean any individual who is or was an employee of PeopleNet International Corporation or any of its subsidiaries on the date of this Non-competition Agreement or at any time during the Non-competition Period.
    Confidentiality. PC and the undersigned shareholder agree that we shall hold all Confidential Information in strict confidence and shall not at any time (whether during or after the Non-competition Period): (a) reveal, report, publish, disclose or transfer any Confidential Information to any Person (other than PeopleNet International Corporation or its Affiliates); (b) use any Confidential Information for any purpose; or (c) use any Confidential Information for the benefit of any Person (other than PeopleNet International Corporation or its Affiliates).
    Representations and Warranties. PC and the undersigned shareholder represent and warrant, to and for the benefit of the Indemnitees, that: (a) we have full power and capacity to execute and deliver, and to perform all of our obligations under this Non-competition Agreement; and (b) neither the execution and delivery of this Non-competition Agreement nor the performance of this Non-competition Agreement will result directly or indirectly in a violation or breach of (i) any agreement or obligation by which PC and the undersigned shareholder or any of its Affiliates is or may be bound, or (ii) any law, rule or regulation. PC and the undersigned shareholder's representations and warranties shall survive the expiration of the Non-competition Period for an unlimited period of time.
    Specific Performance. PC and the undersigned shareholder agree that, in the event of any breach or threatened breach by PC and the undersigned shareholder of any covenant or obligation contained in this Non-competition Agreement, PeopleNet International Corporation and the other Indemnitees shall be entitled (in addition to any other remedy that may be available to it or them, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. PC and the undersigned shareholder further agree that no Indemnitee shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5, and PC and the undersigned shareholder irrevocably waive any right we may have to require any Indemnitee to obtain, furnish or post any such bond or similar instrument.
    Indemnification. Without in any way limiting any of the rights or remedies otherwise available to any of the Indemnitees, PC and the undersigned shareholder shall indemnify and hold harmless each Indemnitee against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including attorneys' fees), charge or expense (whether or not relating to any third-party claim) that is directly or indirectly suffered or incurred at any time (whether during or after the Non-competition Period) by such Indemnitee, or to which such Indemnitee otherwise becomes subject at any time (whether during or after the Non-competition Period), and that arises directly or indirectly out of or by virtue of, or relates directly or indirectly to, (a) any inaccuracy in or breach of any representation or warranty contained in this Non-competition Agreement, or (b) any failure on the part of PC and the undersigned shareholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Non-competition Agreement.
    Non-Exclusivity. The rights and remedies of PeopleNet International Corporation and the other Indemnitees under this Non-competition Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of PeopleNet International Corporation and the other Indemnitees under this Non-competition Agreement, and the obligations and liabilities of PC and the undersigned shareholder under this Non-competition Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations. Nothing in this Non-competition Agreement shall limit any of PC and the undersigned shareholder's obligations, or the rights or remedies of PeopleNet International Corporation or any of the other Indemnitees under the Agreement.
    Severability. If any provision of this Non-competition Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Non-competition Agreement. Each provision of this Non-competition Agreement is separable from every other provision of this Non-competition Agreement, and each part of each provision of this Non-competition Agreement is separable from every other part of such provision.
    Governing Law. This Non-competition Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California as such laws apply to an agreement made and performed in such state between California residents (without giving effect to principles of conflicts of laws).
    Waiver. No failure on the part of PeopleNet International Corporation or any other Indemnitee to exercise any power, right, privilege or remedy under this Non-competition Agreement, and no delay on the part of PeopleNet International Corporation or any other Indemnitee in exercising any power, right, privilege or remedy under this Non-competition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Indemnitee shall be deemed to have waived any claim of such Indemnitee arising out of this Non-competition Agreement, or any power, right, privilege or remedy of such Indemnitee under this Non-competition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Indemnitee; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
    Successors and Assigns. PeopleNet International Corporation and each of the other Indemnitees may assign any or all of its or their rights under this Non-competition Agreement, at any time, in whole or in part, to any Person succeeding to its business, in the case of entities, or, in the case of natural Persons, to any Person without obtaining the consent or approval of PC and the undersigned shareholder or of any other Person. This Non-competition Agreement shall be binding upon PC and the undersigned shareholder and its successors and assigns, and shall inure to the benefit of the PeopleNet International Corporation and the other Indemnitees.
    Further Assurances. PC and the undersigned shareholder shall (at PC and the undersigned shareholder's sole expense) execute and/or cause to be delivered to each Indemnitee such instruments and other documents, and shall (at PC and the undersigned shareholder's sole expense) take such other actions, as such Indemnitee may reasonably request at any time (whether during or after the Non-competition Period) for the purpose of carrying out or evidencing any of the provisions of this Non-competition Agreement.
    Attorneys' Fees. If any legal action or other legal proceeding relating to this Non-competition Agreement or the enforcement of any provision of this Non-competition Agreement is brought, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
    Headings. The headings contained in this Non-competition Agreement are for convenience of reference only, shall not be deemed to be a part of this Non-competition Agreement, and shall not be referred to in connection with the construction or interpretation of this Non-competition Agreement.
    Construction. Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Non-competition Agreement. Neither the drafting history nor the negotiating history of this Non-competition Agreement shall be used or referred to in connection with the construction or interpretation of this Non-competition Agreement. As used in this Non-competition Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "without limitation." Except as otherwise indicated in this Non-competition Agreement, all references in this Non-competition Agreement to "Sections" are intended to refer to Sections of this Non-competition Agreement.
    Survival of Obligations. Except as specifically provided herein, the obligations of PC and the undersigned shareholder under this Non-competition Agreement (including its obligations under Sections 3, 6 and 12) shall survive the expiration of the Non-competition Period. The expiration of the Non-competition Period shall not operate to relieve PC and the undersigned shareholder of any obligation or liability arising from any prior breach by PC and the undersigned shareholder of any provision of this Non-competition Agreement.
    Obligations Absolute. PC and the undersigned shareholder's obligations under this Non-competition Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of PeopleNet International Corporation, any other Indemnitee or any other Person) of any provision of the Agreement For Sale Of Assets or any other agreement, or by virtue of any failure to perform or other breach of any obligation of PeopleNet International Corporation, any other Indemnitee or any other Person.
    Complete Agreement. The foregoing Non-competition Agreement is the entire agreement of the parties with respect to the subject matter hereof, and is entered into without reliance on any promise or representation other than those expressly contained herein and this agreement supersedes any other such agreements, promises, warranties or representations, whether written or oral, express or implied.
    Amendment. This Non-competition Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of PC and the undersigned shareholder, and PeopleNet International Corporation or its successors.
    Defined Terms. For purposes of this Non-competition Agreement:
      "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.
      "Competing Business" means any: (i)  business relating to the training of technical personnel or information technology personnel; (ii) business that offers a service or product, or is developing a service or product, that has been provided, performed, offered or was or is under development by or on behalf of PC and the undersigned shareholder (or any predecessor of PC and the undersigned shareholder) at any time on or prior to the date of this Non-competition Agreement; (iii) business that offers a service or product that is provided, performed or offered by PeopleNet International Corporation or any of its subsidiaries at any time during the Non-competition Period; or (iv) business that offers a service or product that is substantially the same as, or is based upon, any product or service referred to in clause "(i)", clause "(ii)" or clause "(iii)" of this sentence.
      A Person shall be deemed to be engaged in "Competition" if such Person or any of such Person's subsidiaries or other Affiliates is engaged directly or indirectly in any Competing Business.
      "Confidential Information" means any non-public information (whether or not in written form and whether or not expressly designated as confidential) relating directly or indirectly to PeopleNet International Corporation or any of its subsidiaries or relating directly or indirectly to the business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, licensees, sub-licensees, suppliers, personnel, consultants or plans of PeopleNet International Corporation or any of its subsidiaries (including any such information consisting of or otherwise relating to trade secrets, know-how, technology, inventions, prototypes, designs, drawings, sketches, processes, license or sublicense arrangements, formulae, proposals, research and development activities, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information, projections, lists of consultants, lists of suppliers or lists of distributors); provided, however, that "Confidential Information" shall not be deemed to include information of PeopleNet International Corporation that was already publicly known and in the public domain prior to the time of its initial disclosure to PC and the undersigned shareholder.
      "Indemnitees" will mean the following Persons: (a) Purchaser; and (b) Purchaser's current and future affiliates.
      "Non-competition Period" shall mean the period commencing on the date of this Non-competition Agreement and ending on the second anniversary of the date of this Non-competition Agreement.
      "Person" means any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.
      "Restricted Territory" means any county or similar political subdivision of any state, or any state, territory or possession of the United States or worldwide in which the business of PeopleNet International Corporation is conducted (it being understood and agreed that PeopleNet International Corporation conducts business throughout the Internet worldwide); provided however, that if a court of competent jurisdiction determines that the foregoing definition of "Restricted Territory" is unenforceable, "Restricted Territory" shall mean any county or similar political subdivision of any state, or any state, territory or possession of the United States in which the business of the PeopleNet International Corporation is conducted.

In Witness Whereof, the Company has duly executed and delivered this Shareholder Representation Letter and Non-competition Agreement as of the date first above written.

PeopleNet Corporation

By: /s/ Benedict Van
Benedict Van
CEO and Chairman of the Board of Directors

And

By: /s/ Benedict Van
Print name: Benedict Van
Shareholder of PeopleNet Corporation

Exhibit D

Certain Definitions

For purposes of the Agreement (including this Exhibit D):

Agreement. "Agreement" shall mean the Agreement for Sale of Assets to which this Exhibit D is attached (including the Disclosure Schedule), as it may be amended from time to time.

Breach. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

CERCLA. "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

Comparable Entities. "Comparable Entities" shall mean Entities (other than PC) that are engaged in businesses similar to the business of the Seller.

Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. "Contract" shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

Damages. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to PeopleNet International Corporation on behalf of the Significant Shareholders and PC, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

PC Contract. "PC Contract" shall mean any Contract: (a) to which PC is a party; (b) by which PC or any of its assets is or may become bound or under which PC has, or may become subject to, any obligation; or (c) under which PC has or may acquire any right or interest.

PC Proprietary Asset. "PC Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to PC or otherwise used by PC.

PC Source Code. "PC Source Code" shall mean any source code, or any portion, aspect or segment of any source code, relating to any PC Proprietary Asset.

Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

GAAP. "GAAP" shall mean generally accepted accounting principles.

Governmental Authorization. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. "Governmental Body" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Hazardous Material. "Hazardous Material" shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any "hazardous substance," "pollutant," "contaminant," "hazardous waste," "regulated substance," "hazardous chemical" or "toxic chemical" as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA and any other so-called "superfund" or "superlien" law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause "(a)", "(b)", "(c)" or "(d)" above.

Indemnitees. "Indemnitees" shall mean the following Persons: (a) PeopleNet International Corporation; (b) PeopleNet International Corporation's current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Order. "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

Ordinary Course of Business. An action taken by or on behalf of PC shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

(a) such action is recurring in nature, is consistent with the past practices of PC and is taken in the ordinary course of the normal day-to-day operations of PC;

(b) such action is taken in accordance with sound and prudent business practices;

(c) such action is not required to be authorized by the shareholders of PC, the board of directors of PC or any committee of the board of directors of PC and does not require any other separate or special authorization of any nature; and

(d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of Comparable Entities.

Person. "Person" shall mean any individual, Entity or Governmental Body.

Plan. "Plan" shall mean each salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement and each other Employee Benefit Plan or arrangement sponsored, maintained, contributed to or required to be contributed to by PC.

Proceeding. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

Proprietary Asset. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, invention, design, blueprint, engineering drawing, proprietary product, proprietary application, technology, proprietary right or other intellectual property right or intangible asset.

Related Party. Each of the following shall be deemed to be a "Related Party": (a) each individual who is, or who has at any time been, an officer of PC; (b) each member of the family of each of the individuals referred to in clause "(a)" above; and (c) any Entity (other than PC) in which any one of the individuals referred to in clauses "(a)" and "(b)" above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Transactional Agreements. "Transactional Agreements" shall mean: (a) the Agreement; and (b) the Shareholder Representation Letter and Non-competition Agreement.

Transactions. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the assignment and transfer of the Assets by PC to PeopleNet International Corporation in accordance with the Agreement; (ii) the issuance of PeopleNet International Corporation common stock to PC or its assigns; and (iii) the performance by PC, the Significant Shareholders and PeopleNet International Corporation of their respective obligations under the Transactional Agreements, and the exercise by PC, the Significant Shareholders and PeopleNet International Corporation of their respective rights under the Transactional Agreements.